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                                                                     Exhibit 2.5

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made as of the 2nd day of January, 2001, by and between STRATUS SERVICES GROUP, INC. a Delaware corporation (the "Buyer"), and CURA STAFFING, INC. and THE WORKGROUP PROFESSIONAL SERVICES, INC., D/B/A THE WORKGROUP, both of which are Florida corporations (collectively, the "Seller").

                              PRELIMINARY STATEMENT

         WHEREAS, the Buyer desires to purchase, and the Seller desires to sell substantially all of the assets of the Seller that comprise the ongoing businesses of the offices of the Seller located in Miami Springs, Florida, which includes temporary and permanent Office/Clerical, Accounting, Information Technology, and Light Industrial staffing services in the greater Miami metropolitan area (collectively, the "Acquired Business") in exchange for the consideration and the assumption of certain of the Seller's liabilities as set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

The recitals set forth above are true and correct and are hereby incorporated herein by reference.

1.       Sale and Delivery of the Assets

         1.1      Delivery of the Assets.

                  (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver, and cause its Affiliates (as defined below) to sell, transfer, convey, assign and deliver, to the Buyer, and the Buyer shall purchase from the Seller and such Affiliates, substantially all of the assets, tangible and intangible, of every kind and nature owned or used by Seller exclusively in connection with the operation of the Acquired Business (collectively, the "Assets"), which Assets include those which are set forth on SCHEDULE 1.1 attached hereto and the following properties, assets, rights and interests:

                           (i) all office supplies and similar materials of the Seller which exist on the Closing Date (as defined below) and are used exclusively in the Acquired Business (the "Supplies");

                           (ii) all rights of the Seller and its Affiliates under the contracts, agreements, real estate and equipment leases, licenses and other instruments relating exclusively to the Acquired Business, as set forth on Schedule 1.1 attached hereto (collectively, the "Contracts");

                           (iii) all books and records (limited to the last three years profit and loss statements, accounts receivable invoices and supporting documents for invoices purchased pursuant to Section 1.2(iv) below), correspondence, service employee and customer information in the possession of the Seller, and reports and summaries relating exclusively to the Acquired Business or the other assets described herein (collectively, the "Records");
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                           (iv) all rights of the Seller, if any, under express
                           or implied warranties from the suppliers of the Seller in connection with the Acquired Business;

                           (v) all furniture, fixtures, equipment and leasehold improvements owned by Cura Staffing, Inc. on the Closing Date and relating exclusively to the Acquired Business, whether or not reflected as capital assets in the accounting records of the Cura Staffing, Inc., as specifically set forth on Schedule 1.1 attached hereto (collectively, the "Fixed Assets"); and

                           (vi) except as provided in subsection (b) below, all other assets, properties, claims, rights and interests of the Seller and its Affiliates existing on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, that are used solely in connection with the Acquired Business.

                           An "Affiliate" shall mean as to any person, any person which directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such person, and any officer or director of such person.

                  (b) Notwithstanding anything to the contrary set forth in this Agreement, the assets, properties, claims, rights and interests of the Seller that are not used exclusively in connection with the Acquired Business will not be transferred to Buyer hereunder. In addition, notwithstanding anything to the contrary set forth in this Agreement, the following items are not included in the sale of Assets contemplated hereby:
                  (i) the cash and cash equivalents, accounts receivables (to the extent not purchased in Section 1.2(iv)), prepaid items and deposits, used in or relating to the Acquired Business,
                  (ii) the Purchase Price (as hereinafter defined) and the other rights of the Seller under or relating to this Agreement,
                  (iii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, and other documents relating to the organization, maintenance or existence as a corporation of the Seller or any Affiliate of the Seller, (iv) any proprietary software of Seller or any Affiliate of Seller, are not to be transferred to Buyer hereunder and are not included within the definition of the Assets, (v) the furniture, fixtures, and office equipment on the books of The Work Group Professional Services, Inc., and
                  (vi) The WorkGroup Professional Services, Inc.'s Coral Gables office lease, (vii) any real property owned by the Seller or any Affiliate of the Seller, and (viii) the historical accounting books and records of the Seller or its Affiliates other than accounts receivable invoices and supporting documentation for invoices purchased pursuant to Section 1.2
                  (iv) below and the historical payroll, billing and accounts receivable data included in the Dataforce Spectrum software that is being transferred to the Buyer. In addition, Buyer acknowledges that Seller has an office lease with respect to the property located at Eastern Financial Credit Union Bldg, 700 South Royal Poinciana Blvd, Suite 600, with a security deposit of $2,435 (the "Deposit"). The parties will cooperate with each other to have the Deposit released by its landlord and paid in full to Seller prior to the Closing Date or to negotiate with the landlord as to a resolution with respect to the Deposit. In all events, Buyer acknowledges that the Deposit is the property and shall remain the property of the Seller until released. Buyer agrees that in the event the Deposit is released, Buyer will place the same or similar security deposit in the place of Seller if so desired by the landlord and if such Deposit will not be released by landlord, Buyer shall promptly pay Seller the Deposit.


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         1.2 PURCHASE PRICE. The purchase price for the Assets shall be One
         Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00), together with payment to be received for accounts receivables of Seller purchased by Buyer in accordance with subsection (iv) below (collectively, the "Purchase Price"), payable as follows:

                           (i) the Buyer shall pay to the Seller on the Closing Date a non-contingent cash payment of One Hundred Thousand and 00/100 Dollars ($100,000.00) by wire transfer of immediately available funds to Seller's designated account (the "Closing Payment");

                           (ii) the Buyer shall execute and deliver to Seller on the Closing Date a promissory note, in the form attached hereto as EXHIBIT A (the "90 Day Note"). The 90 Day Note shall be in the principal amount of Fifty Thousand and 00/100 Dollars ($50,000.00) bearing interest at six percent (6%) per annum, with the principal and interest payable in full in one lump sum, subject to the right of set-off for any accounts receivable purchased pursuant to subsection (iv) below which remain uncollected as of the due date of the 90 Day Note, on the ninetieth (90th) day after the Closing Date, unless payment is accelerated as provided in the 90 Day Note; and

                           (iii) the Buyer shall pay Seller Five Thousand and 00/100 Dollars ($5,000.00) per month for each of five months after payment of the 90 Day Note, subject to the right of set-off for any purchased receivables uncollected as of the due date of the 90 Day Note, based upon Buyer using its best efforts in good faith to maintain a monthly gross margin (related to the client lists with which Seller has done business) of Thirty Thousand and 00/100 Dollars ($30,000.00) for each such month (the "Gross Margin Amount").

                           (iv) at Closing, the Buyer shall purchase the eligible accounts receivable of Seller listed on
                           Schedule 1.2 by wire transfer of immediately available funds to Seller's designated account. Buyer will pay to seller $.98 for each $1.00 of face value of the invoices purchased in a total amount as indicated on Schedule 1.2. (the "Receivable Payment").

         1.3      ASSUMPTION OF LIABILITIES.

                  (a) The Buyer agrees to assume, as of the Closing Date, the liabilities of the Seller arising after the Closing on the Contracts and any other on-going obligations under the Assets assumed by Buyer hereunder (the "Assumed Liabilities"). To the extent that the Assets are leased by Seller or any of its Affiliates as of the Closing Date, the Buyer will thereafter be responsible for paying the rental charge or lease payment for same directly to the lessor. Notwithstanding anything contained herein to the contrary, Buyer will not assume any liabilities related to any litigation of Seller as are set forth on SCHEDULE 2.4 hereto, and such liabilities shall remain the obligations of Seller.

                  (b) The Buyer shall not assume or agree to perform, pay or discharge, and the Seller and its Affiliates, as the case may be, shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller and its Affiliates, other than the Assumed Liabilities.

         1.4      OTHER AGREEMENTS.


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                  (a) As further consideration for the transaction contemplated hereby, as of the Closing Date, Bob Band will be prohibited from competing for three (3) years following the Closing Date in any business competitive with the Acquired Business in Miami-Dade County and prohibited from actively soliciting clients or employees of the Acquired Business (who were clients or employees of the Acquired Business on the Closing
                  Date) for purposes of competing with the Acquired Business for a period of three (3) years from the Closing Date in such county.

         1.5 THE CLOSING. Subject to and after fulfillment of the conditions set forth in Section 4 of this Agreement, the Closing shall take place at the offices of Akerman Senterfitt & Eidson, P.A. in Miami, Florida, at 9:00 a.m. Eastern Time, on January 2, 2000, or such other time or date or such other location as the parties may mutually agree (the "Closing" or "Closing Date"). The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 12:01 a.m., Eastern Time, on the Closing Date (the "Effective Date").

         1.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the various Assets by mutual agreement of the parties.

2. REPRESENTATIONS OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

         2.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business in, and is in good standing under, the laws of the State of Florida. The Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

         2.2 AUTHORIZATION. The execution and delivery of this Agreement, and the agreements provided for herein by the Seller, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) to the Seller's knowledge, violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Seller's Articles of Incorporation or Bylaws; or (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Seller.

         2.3 OWNERSHIP OF THE ASSETS; NO OTHER OBLIGATION TO TRANSFER. Except where any property subject to this sale is leased and except as otherwise provided on SCHEDULE 2.3 attached hereto, the Seller has good and marketable title to all of the Assets, free and clear of all liens, claims, encumbrances and restrictions whatsoever.

         2.4 LITIGATION. Except as otherwise provided on SCHEDULE 2.4 attached hereto, there are no judgments, suits, actions, investigations or proceedings pending or, to the Seller's knowledge,


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         threatened against the Seller that relate to or affect the Assets or the Acquired Business by any court, administrative agency or other governmental authority.

         2.5 REAL PROPERTY; LEASES. Seller does not own any real estate used in connection with the Acquired Business. SCHEDULE 2.5 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property to which the Seller is a party in connection with the Acquired Business (collectively, the "Leases"). True, correct and complete copies of the Leases, and all amendments and modifications thereof, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect and have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such other party is in default thereunder, which alleged default remains uncured.

         2.6 COMPLIANCE WITH AGREEMENTS AND LAWS. The Seller has all requisite licenses, permits and certificates from federal, state and local authorities necessary to conduct the Acquired Business and own and operate the Assets (collectively, the "Permits").

3. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

         3.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby.

         3.2 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

         3.3 CONSENTS. No consent, approval, authorization or other action by, or filing with, any governmental authority or any other third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the consummation by the Buyer of the transactions contemplated hereby.

4.       CLOSING DELIVERIES AND CONDITIONS

         4.1 BY SELLER. The Seller shall deliver to the Buyer at the Closing each of the following documents:


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                  (a) a Bill of Sale in the form attached hereto as EXHIBIT C, duly executed by Seller;

                  (b) an Assignment and Assumption of Contracts and Liabilities executed by the Seller evidencing, among other things, the Seller's assignment and the Buyer's assumption of the Assumed Liabilities contemplated by Section 1.3 hereof in the form attached hereto as EXHIBIT D (the "Assignment and Assumption Agreement");

                  (c) the Records;

                  (d) consents, in a form acceptable to the Buyer, from each lessor relating to all Leases identified on SCHEDULE 2.5 attached hereto, consenting to the assumption of each such Lease by the Buyer; provided that the parties agree that any other third party consents, including those related to equipment leases, may be delivered following the Closing and that the parties will cooperate with each other in good faith in obtaining such consents;

                  (e) cross receipt executed by the Seller, in the form of EXHIBIT E ("Cross Receipt");

                  (f) a certificate executed by an officer of the Seller that all representations and warranties made herein by the Seller are true and correct at the time of Closing;

                  (g) approval by the shareholders of the parent holding company of the Seller (a meeting of which has been called for on December 26, 2000);

                  (h) a certificate from the secretary of the Seller attesting to the accuracy of resolutions or minutes to be attached thereto approving this Agreement and the transactions contemplated herewith by the Shareholders and Board of Directors of the Seller and providing incumbency information for the individual signing this Agreement on behalf of the Seller; and

                  (i) a copy of (i) the consent of SunTrust Bank, Miami, N.A.(the "Lender") to the sale, transfer and assignment of the Assets to the Buyer as contemplated by this Agreement, and
                  (ii) the pay-off of the Lender and further release of the Lender as evidenced by UCC-3 Termination Statements, pursuant to which the Lender releases or terminates its security interest in the Assets, it being acknowledged that the Lender currently has a lien on all of the Assets.

         4.2 BY THE BUYER. The Buyer shall deliver to the Seller at the Closing each of the following documents:

                  (a) the Assignment and Assumption Agreement (EXHIBIT D), executed by Buyer;

                  (b) payment of the Closing Payment and the Receivable Payment, and substitution or payment by the Buyer of the Deposit (as referenced in Section 1.1(b) above);

                  (c) the 90 Day Note (EXHIBIT A), executed by the Buyer;

                  (d) the Security Agreement-All Assets (EXHIBIT B), executed by the Buyer;

                  (e) a UCC-1 financing statement, executed by the Buyer;

                  (f) the Cross Receipt, executed by the Buyer;


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                  (g) a certificate executed by an officer of the Buyer that all representations and warranties made herein are true and correct at the time of Closing; and

                  (h) a certificate of the secretary of the Buyer attesting to the accuracy of the resolutions of the Board of Directors of the Buyer authorizing the purchase of the Assets and providing incumbency information for the individual signing this Agreement on behalf of the Buyer.

5.       INDEMNIFICATION.

         5.1 BY THE SELLER. The Seller shall indemnify and hold the Buyer harmless from any and all actions, claims, liabilities, damages, costs or expenses (including, without limitation, reasonable attorney's fees and expenses) that the Buyer may incur, or to which it may become subject, from third party claims arising from or relating to the operation of the Acquired Business prior to the Effective Date.

         5.2 BY THE BUYER. The Buyer shall indemnify and hold the Seller harmless from any and all actions, claims, liabilities, damages, costs or expenses (including, without limitation, reasonable attorney's fees and expenses) that the Seller may incur, or to which it may become subject, from third party claims arising from or relating to the operation of the Acquired Business from and after the Effective Date.

         5.3 SURVIVAL OF REPRESENTATIONS; BASKET. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive for a period of eight
         (8) months following the Closing and any claims related thereto shall be brought within such period of time. Notwithstanding anything contained herein to the contrary, Seller shall have no obligation for any breaches under any provision of this Agreement until the aggregate of all claims for which Seller is responsible exceeds $5,000, with the Seller only responsible for any excess amount over the $5,000.

         5.4 REDUCTION FOR INSURANCE PROCEEDS. To the extent that any indemnified party shall receive payment under any insurance policies on account of claims arising under Section 5.1 or Section 5.2 hereof, the amount (if any) payable by the indemnifying party on account of such claims shall be reduced by the amount of such payment or, if the indemnified party shall have already collected on such claims from the indemnifying party, then the indemnified party shall repay to the indemnifying party the amount of such payment.

6.       PRE-CLOSING AGREEMENTS.

         6.1 CORE EMPLOYEES. While the Buyer understands that the Seller cannot guarantee that any employees will enter into employment, non-competition and non-solicitation agreements with the Buyer, Seller will make a good faith effort in encouraging the core staff employees who are retained by Buyer to enter into such agreements with Buyer, the forms of which are attached hereto as EXHIBIT F. The salaries, bonuses and benefits of such employees retained by Buyer shall be no less favorable than that which existed with the Seller. The parties acknowledge that certain employees of Seller have previously entered into employment and non-competition agreements with the Seller. The parties agree that any employees who are not retained by the Buyer and whose agreements are still enforceable against such employees shall only be subject to the nonsolicitation provisions, relating to clients and employees of Seller, of said agreements

         6.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, the Seller shall carry on the Acquired Business substantially in the same manner as heretofore and


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         shall not make or institute any unusual or new methods of purchase, sale, performance, lease, management, accounting or operation. Between the date of this Agreement and the Closing Date, all of the Assets shall be used, operated, repaired and maintained by the Seller in a normal business manner consistent with past practice. Unless instructed otherwise by the Buyer in writing, the Seller will accept customer requests for services in the ordinary course of business and consistent with past practice for all services offered by the Seller but expected to be performed by the Buyer after the Effective Date. The Seller and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Assets to the Buyer on the Effective Date. Prior to the Closing Date, the Seller will comply with all material laws and regulations, which are applicable to its ownership of the Assets or to the conduct of the Acquired Business and will perform and comply with all material contracts, commitments and obligations by which it is bound. Seller agrees to notify and consult with Buyer with respect to all decisions outside of the ordinary course relating to the Acquired Business and to notify Buyer of any employee departures or any pending employee departures.

         6.3 ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS. From the date of this Agreement, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel, and books and records of the Seller relating solely to the Acquired Business. The Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the Acquired Business as the Buyer shall reasonably request and cause its management personnel to cooperate with the Buyer and to be available at the reasonable request of the Buyer so as to provide the Buyer's agents with any and all information concerning the Assets and the Acquired Business that may reasonably be required to close the transactions contemplated hereby. Seller shall be permitted to copy and retain such copies of invoices for accounts receivable purchased pursuant to section 1.2(iv) hereof. Any information obtained by a party pursuant to this Section 6.3 shall be subject to the confidentiality provisions of that certain letter of intent between the parties dated November 29, 2000. Notwithstanding anything contained in this Section 6.3 above, the Buyer's right to continue its due diligence procedures shall in no way be construed to imply that completion of such due diligence, or the ability of the Buyer to obtain financing, is or will be a condition to closing this transaction.

         6.4 CONSENTS OF THIRD PARTIES; PAY-OFF AND RELEASE OF LENDER. Prior to the Closing, the Seller shall use its best efforts to deliver to Buyer all required consents, waivers or approvals necessary or desirable to consummate the transactions contemplated hereby; provided that in the event all consents are not received (other than the consents for all leases included in the Assets purchased hereunder) by the Closing Date, then both parties shall cooperate with each other in obtaining such consents, waivers or approvals following the Closing. The parties also acknowledge that Lender has a lien on all of the Assets and upon paying the Lender the full amount owed to it with the Purchase Price received hereunder, Seller should be fully released from such liens on the Assets.

7. POST-CLOSING AGREEMENTS. The Seller and the Buyer, as the case may be, agree that from and after the Closing Date:

         7.1      PROPRIETARY INFORMATION.

                  (a) The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a


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                  secret or confidential nature with respect to the Acquired
                  Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller, (ii) as may be required to enforce any of Seller's rights against Buyer, (iii) that which is rightfully received from a third party without restriction on disclosure or without breach of an obligation to the disclosing party, or
                  (iv) as may be required by law or legal process.

                  (b) The Seller agrees that the remedy at law for any breach of this Section 7.1 may be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this
                  Section 7.1.

         7.2      FURTHER ASSURANCES AND DATA.

                  (a) At any time and from time to time after the Effective Date, at the Buyer's reasonable request and without further consideration, the Seller shall execute and deliver, and use its best efforts to cause its Affiliates to execute and deliver, such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at the Seller's sole cost and expense, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. Immediately after the Closing, the Seller shall, to the extent applicable, authorize the release, and use its best efforts to cause its Affiliates to authorize the release, to the Buyer of all files pertaining to the Assets or the Acquired Business held by any federal, state, county or local authorities, agencies or instrumentalities.

                  (b) The parties agree that from and after the Effective Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

                  (c) Within fifteen (15) business days after the Closing Date, the parties shall mutually agree on the pro-ration as of the Effective Date of rent, utilities and telephone for the Acquired Business, and the party obligated to pay the net amount of such pro-rated items to the other party will make such payment ten (10) days after the agreement on pro-rations is consummated. Seller will pay the premiums for health benefits of the employees of the Acquired Business through the Closing Date.

                  (d) The Buyer and Seller shall have the right, for a period of three (3) years following the Closing Date, to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records that may, at that time, be retained by either party to the extent that any of the foregoing relates to the Acquired Business and is needed by such party in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

         7.3 COOPERATION IN LITIGATION. Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Acquired Business prior to the Closing Date (other than litigation between the parties arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         7.4 NON-COMPETITION/NON-SOLICITATION. Bob Band will not, for a period of Three (3) years from the Closing Date, directly or indirectly, engage in competition in a business similar to the Acquired Business in Miami-Dade County and will not actively solicit clients or employees of the Acquired Business (who were clients or employees of the Acquired Business on the Closing Date) for purposes of competing with the Acquired Business for a period of Three (3) years from the Closing Date in such county.

         7.5 UNCOLLECTED ACCOUNTS RECEIVABLES. Any payments received by the Buyer or the Seller following the Closing by any clients listed on
         SCHEDULE 1.2 for accounts receivables purchased pursuant to Section 1.2
         (iv) hereof shall be applied to the invoices specifically designated by the clients owing such receivables; provided, however, that if the client never designates such invoice, Buyer will contact such client in good faith to have the client designate which invoice such payment is intended and if such payment is intended for newer receivables rather than the older receivables purchased by the Buyer from the Seller, Buyer shall inquire with the client as to the problems in collecting such receivables and shall immediately inform Seller and its officers as to such problems and Seller shall be permitted to contact such client to collect the receivable or resolve the issues. The Buyer shall
         (i) collect such accounts receivables in accordance with regular business practices of Seller; (ii) not permit any sale of such accounts receivables below the amount reflected for each such receivables on
         SCHEDULE 1.2 without Seller's or Robert Band's prior written consent;
         (iii) not delay the collection of and use its best efforts in collecting such receivables. Buyer will provide Seller an "A/R Aging Report" on a weekly basis indicating cash collections against the purchased receivable for the prior week and remaining outstanding invoices. Buyer and Seller shall jointly work towards collection of any invoices that reach sixty (60) days old. Any accounts receivables purchased hereunder pursuant to Section 1.2(iv) hereof (or any portion thereof) to the extent uncollected by Buyer within 90 days following the Closing and provided that Buyer uses its best efforts to collect such accounts (the "Uncollected Receivables") shall be assigned by Buyer to Seller or its designee up to an aggregate amount of $75,000 worth of uncollected Receivables. Buyer shall provide Seller or its designee with a list of such Uncollected Receivables and Seller or its designee shall purchase such Receivables for $.98 for every $1.00 of full value Receivable. After the Seller or its designee purchases the Repurchased Receivables, Buyer shall hold in trust and immediately forward to Seller or its designee any payments received from any Repurchased Receivables (as if on a first in- first out basis). The Buyer shall not, and shall not permit its employees, officers, directors, independent contractors or agents to, directly or indirectly, encourage any such client not to make payment on any such Repurchased Receivable or commit any action which could reasonably lead or cause any client not to make such a payment. The Buyer shall provide Seller or its designee full access to all books and records to permit the Seller or its designee to determine compliance with this Section
         7.5 (and shall bear the costs of any such noncompliance), and shall otherwise use its best efforts and cooperate with Seller or its designee (and cause its personnel and accountants to cooperate) in collecting the Repurchased Receivables or in any other reasonable manner requested by Seller or its designee, including but not limited to discussing the status of such Repurchased Receivables with any personnel of Buyer. The Repurchased Receivables shall (i) be assigned and delivered to Seller or its designee, free and clear of any liens or encumbrances; (ii) not be subject to any defenses, set-offs or counterclaims, and (iii) not suffer any material change while under Buyer's control. In the event Buyer breaches any of the covenants contained in this Section 7.5, then Seller shall have recourse against the Assets purchased hereunder in which Seller has a security interest in accordance with the Security Agreement, with the term and/or release of such Agreement being extended for an additional 45 day period (in the event Seller is required to purchase the Repurchased Receivables), as security for any such breaches.

         7.6 ADDITIONAL PURCHASED RECEIVABLES. In addition to the Purchase Price enumerated in Section 1.2, on January 3 and 4, 2001, Seller shall provide Buyer with a written payroll register and Buyer shall immediately pay the amounts indicated on such registers provided to them by Seller by wire transfer of immediately available funds to an account designated by the Seller (the "Initial Payment"). On January 5, 2001, Seller shall provide Buyer with a billing invoice register for the week commencing on January 1 and ending on January 5, 2001. Buyer shall purchase those receivables according to the same terms as Section 1.2(iv) above by wire transfer of immediately available funds to an account designated by the Seller.

         7.7 INSURANCE COVERAGE. Buyer covenants that at Closing, Buyer shall insure all Assets purchased hereunder, including but not limited to the lease for the Miami Springs property, in an amount appropriate for such Assets, required by such lease and/or otherwise appropriate for the staffing industry. Buyer shall also cover any employees of Seller retained by Buyer with appropriate insurance for employees engaged in the staffing business under the Buyer's name.

8. GENERAL TAXES; TRANSFER AND SALES TAX. Seller shall be responsible for payment of all taxes applicable to the Assets for all taxable periods on or before the Closing Date and Buyer shall be responsible for the payment of such taxes for all taxable periods following the Closing Date. For the purposes hereof, a taxable period which ends after the Closing Date but includes a period of time before the Closing Date shall be deemed to be two taxable periods, the first ending on the Closing Date and the second beginning the next day. Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

9. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), federal express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

               TO THE SELLER:                  WITH A COPY TO:
               -------------                   --------------
               Mr. Robert Band                 Andrea Fisher Evans, Esq.
               940 Escobar Avenue              Akerman Senterfitt & Eidson, P.A.
               Coral Gables, FL 33134          1 S.E. 3rd Avenue, 27th Floor
                                               Miami, FL 33312

               TO THE BUYER:                   WITH A COPY TO:
               ------------                    --------------
               Mr. Joseph J. Raymond           J. Todd Raymond, Esquire
               President & CEO                 General Counsel
               Stratus Services Group, Inc.    Stratus Services Group, Inc.
               500 Craig Road, Suite 201       500 Craig Road, Suite 201
               Manalapan, NJ  07726            Manalapan, NJ  07726

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered (and confirmed if via facsimile), if delivered personally, by facsimile or by federal express; or (b) three business days after being sent, if sent by registered or certified mail.

10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that the Buyer may assign Buyer's rights hereunder to a subsidiary or affiliate of Buyer, PROVIDED that the Buyer shall remain liable for its obligations hereunder. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

11.      ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS.

         11.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

         11.2 ATTACHMENTS. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

12. EXPENSES; DAMAGES. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby. Either party shall not be able to recover special or consequential damages from the other party in connection with this agreement.

13. LEGAL FEES. In the event that legal proceedings are commenced by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and costs incurred by the prevailing party in such proceedings.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. The parties hereto agree to be subject to the exclusive jurisdiction and venue shall reside in the state and federal courts located in Delaware for the purpose of adjudicating any dispute relating to or arising out of this Agreement.

15. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

16. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which, when taken together, shall be one and the same document.

18. SURVIVAL. The terms and provisions of Section 5 and Sections 7 through (and including) this Section 19 shall survive the Closing of the transactions contemplated hereby.

19. PUBLIC DISCLOSURE. Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transaction contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 19 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by law.

20. TERMINATION. This Agreement may be terminated at any time by written notice given prior to or on the Closing Date:

         (a) By mutual written consent of the Buyer and Seller;

         (b) by the Buyer if the Seller fails to deliver by the Closing Date all of the documents the Seller is required to deliver under Section 4.1 of this Agreement or if the Seller materially breaches the provisions of
         Section 6.2 or 6.3 of this Agreement (and such breach can not be cured prior to the Closing Date); or

         (c) by the Seller if the Buyer fails to deliver by the Closing all of the documents the Buyer is required to deliver under Section 4.2 of this Agreement; or

         (d) by any party in the event that the Closing shall not have occurred on or prior to January 3, 2001; PROVIDED, HOWEVER, that the failure of the Closing to occur by such date shall not have been the result of the failure of the party seeking to terminate this Agreement to deliver by the Closing Date all such documents as are required under the relevant subsection of Section 4.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                            CURA STAFFING, INC.
                                            THE WORKGROUP PROFESSIONAL SERVICES,
                                            INC., d/b/a THE WORKGROUP


                                            By: /s/ ROBERT BANK
                                                --------------------------------
                                            Print Name: ROBERT BAND
                                            Title: PRESIDENT


                                            STRATUS SERVICES GROUP, INC.


                                            By: /s/ JOSEPH J. RAYMOND
                                                --------------------------------
                                            Print Name:  JOSEPH J. RAYMOND
                                            Title:  PRESIDENT AND CEO

                                  SCHEDULE 1.1
                                     ASSETS

CURA STAFFING'S ASSETS

*Accounts Receivables purchased at closing pursuant to Section 1.2 (iv) of the
 Agreement
*Telephone number 305-863-2030
*Fax number 305-863-2040
*Name and Logo
*Letterhead, brochures and marketing materials
*Client list, database and records
*Candidate list, applications, resumes, database and records
*Historical payroll, billing and accounts receivable records contained in Dataforce's Spectrum software related only to the Assets and Accounts Receivables purchased.
*Accounts receivable invoices and supporting documentation for invoices purchased pursuant to Section 1.2(iv) of the Agreement
*Goodwill
*Fixed Assets (see attached schedule)

CURA STAFFING'S CONTRACTS

*License of Dataforce staffing software (Spectrum and Starsearcher) *Software support agreement with Dataforce
*Lease of copier with Wood Business Products dated 12/9/99
*Equipment lease with ACI Financial dated 4/23/99
*Equipment lease with ACI Financial dated 10/11/99
*Lease Agreement at Eastern Financial Credit Union Building, 700 South Royal
 Poinciana Boulevard, Suite 600, Miami Springs, Florida

THE WORKGROUP PROFESSIONAL SERVICE'S ASSETS

*Accounts Receivables purchased at closing pursuant to Section 1.2(iv) of the
 Agreement
*Telephone number 305-443-4646
*Fax number 305-443-4647
*Name and Logo
*Letterhead, brochures and marketing materials
*Client list, database and records
*Candidate list, applications, resumes, database and records
*Historical payroll, billing and accounts receivable records contained in Dataforce's Spectrum software related only to the Assets and Accounts Receivables purchased
*Accounts receivable invoices and supporting documentation for invoices purchased pursuant to Section 1.2(iv) of the Agreement
*Goodwill
*Trademark

THE WORKGROUP PROFESSIONAL SERVICE'S CONTRACTS

*Software license with Notes, ETC, Inc.

                                  SCHEDULE 2.3

                             LIENS AND ENCUMBRANCES


1) Seller's bank, SunTrust Bank, Miami, N.A., has liens on substantially all of the Seller's assets as collateral for outstanding loans to Seller.

2) Equipment liens from ACI Financial and Wood Business Products (or its assignee, Colonial Pacific Leasing Corp. or Bankcorp Financial Services, Inc.) for the equipment leased from them.

3) Judgment by Foremost, Inc. against Cura Staffing, Inc. in the total amount of $270.97.

4) All liens attached to this Schedule 1.2 as Exhibit A.

                                  SCHEDULE 2.4

                                   LITIGATION


     A. Personally Yours Services, Inc. versus Hilda Fuentes and The WorkGroup, Inc.

             Personally Yours Services (PYS), a local staffing company, has named The WorkGroup and Cura Staffing in a suit alleging The WorkGroup violated PYS' non-compete agreements with two former PYS employees, Hilda Fuentes and Marcus Elosegui, neither of which work for The WorkGroup any longer. PYS is seeking damages from The WorkGroup. It is in the production of documents stage.

     B. Phoenix American has threatened to sue The WorkGroup for $15,500, claiming that a permanent placement fee paid to The WorkGroup should be refunded as the employee was subsequently terminated within 90 days of starting at Phoenix. We believe that The WorkGroup's guarantee to replace an employee if s/he is terminated in the first 90 days of employment was void because Phoenix did not pay the fee in the time frame required to activate the guarantee as set forth in the fee agreement.

                                  SCHEDULE 2.5

                               REAL PROPERTY LEASE


       CURA STAFFING


       Lease of office space at Eastern Financial Credit Union Bldg, 700 South Royal Poinciana Blvd, Suite 600, Miami Springs, Florida, including lease deposit of $2,435

EXHIBIT A

                                 PROMISSORY NOTE

U.S. $50,000                                                     January 2, 2001
                                                                   Manalapan, NJ


         FOR VALUE RECEIVED, STRATUS SERVICES GROUP, INC., a Delaware corporation (hereinafter referred to as the "Maker") promises to pay to the order of CURA STAFFING, INC. AND THE WORKGROUP PROFESSIONAL SERVICES, INC., d/b/a THE WORKGROUP, both of which are Florida corporations (hereinafter referred to as the "Lender") at 940 Escobar Avenue, Coral Gables, Florida 33134, or at such address as Lender may designate from time to time, the principal sum of Fifty Thousand and 00/100 Dollars ($50,000.00), together with interest thereon on a compounded basis at the rate of 6% per annum, by wire transfer in a lump sum on the Ninetieth (90th) day after the date written above (the "Maturity Date").

         This Note is made pursuant to the provisions of that certain Asset Purchase Agreement, dated as of January 2, 2001, by and between the Maker and Lender (the "Asset Purchase Agreement"). Lender and any holder hereof is entitled to the benefits of that certain Security Agreement of even date herewith (the "Security Agreement"), and may enforce the agreements of Maker contained therein, and any holder hereof may exercise the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof. The capitalized terms herein not otherwise defined, shall have the meaning given to such terms in the Asset Purchase Agreement and the Security Agreement.

         Payments of the amounts due hereunder shall be made in lawful money of the United States which shall be legal tender in payment of all debts, public and private, at the time of payment.

         Notwithstanding anything contained herein to the contrary, all principal and interest shall immediately become due and payable upon (i) the sale, transfer, conveyance or other disposition of any of the Assets or sells the Acquired Businesses, as those terms are defined in the Asset Purchase Agreement, whether voluntarily, by operation of law or otherwise (other than accounts receivables purchased by Maker pursuant to the Asset Purchase Agreement which are pledged by Buyer to Capital Temp Funds, Inc., its financing company);
(ii) the occurrence of an event of default or a breach by Maker under the Security Agreement and Asset Purchase Agreement; or (iii) the sale of all or substantially all of the assets or stock of Maker, whether voluntarily, by operation of law or otherwise to the extent of proceeds thereof (net taxes) by Maker in connection with such sale, or any filing or proceeding related to the insolvency, bankruptcy, liquidation, dissolution, or receivership of Maker.

         Maker will also be in default under this Note if it fails to make payment of the principal amount of the Note and accrued and unpaid interest under this Note on the Maturity Date. Upon the Maker's default, the installment shall be subject to a five percent (5%) late charge.

         Upon any default under this Note, with such default continuing for a period of five (5) days after written notice to the Maker of such default, the unpaid principal and interest shall become immediately due and payable and interest will accrue, commencing at the end of such five (5) day period, at an annual rate equal to the lesser of eighteen percent (18%) or the maximum rate of interest permitted by applicable law. Failure to exercise any right as a result of a default shall not constitute a waiver of Lender's right to exercise the same in the event of any subsequent default. Any property of the Maker or of any endorser held by the Lender hereof may be applied, at Lender's discretion, by the Lender to any sums due and unpaid pursuant to this Note. No exercise of any right or remedy hereunder shall preclude the exercise of any other right or remedy.

         As to this Note and any other instruments securing the indebtedness, the Maker and all guarantors and endorsers severally waive all notice of acceleration, presentment, protest and demand, dishonor and non-payment of this Note, and expressly agree that the maturity of this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Maker and all guarantors and endorsers.

         Should it become necessary to collect this Note through an attorney, the Maker and any surety, endorser or guarantor of this Note hereby agree to pay all costs and expenses of collection, including reasonable attorneys' fees and any attorneys' fees incurred in appellate, bankruptcy or post-judgment proceedings.

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware. The Maker agrees to submit to the jurisdiction of any court which Lender may select in Delaware to enforce the terms of this Note.

         The Maker acknowledges and agrees that this Note has been signed and delivered in exchange for valuable consideration.

         This Note may be prepaid in whole or in part at any time prior to the Maturity Date without penalty.

         This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         The term "Maker" as used herein in every instance shall include the heirs, executors, administrators, successors, legal representatives and assigns of Maker.

                                                 STRATUS SERVICES GROUP, INC.

Attest:

/s/ LYNNE K. MORRISON                            By: /s/ JOSEPH J. RAYMOND
------------------------------------                 ---------------------------
                                                     Joseph J. Raymond,
                                                     President and CEO

Lynne K. Morrison
Notary Public, State of New Jersey
No. 2078353
Qualified in Monmouth County
Commission Expires July 28 20___

EXHIBIT B

                               SECURITY AGREEMENT

         THIS SECURITY AGREEMENT (this "Security Agreement") is entered into as of January 2, 2001 by and between CURA STAFFING, INC. and THE WORKGROUP PROFESSIONAL SERVICES, INC., d/b/a THE WORKGROUP, both of which are Florida corporations ("Cura/WorkGroup") at 940 Escobar Avenue, Coral Gables, Florida 33134, and STRATUS SERVICES GROUP, INC., a Delaware corporation, with its principal office at 500 Craig Road, Suite 201, Manalapan, NJ 07726 (the "Debtor").

                             BACKGROUND INFORMATION

A. Debtor has executed on this date a promissory note in the principal amount of Fifty Thousand and 00/100 Dollars ($50,000) (the "Note"). The Note was made pursuant to the provisions of that certain Asset Purchase Agreement, dated as of January 2, 2001, by and between Cura/WorkGroup and Debtor (the "Asset Purchase Agreement"). The capitalized terms herein not otherwise defined, shall have the meaning given to such terms in the Asset Purchase Agreement.

B. In consideration for the loan evidenced by the Note, the Debtor desires to grant to Cura/WorkGroup a security interest in the Collateral (as hereinafter defined) in accordance with the terms of this Security Agreement.

                                   PROVISIONS

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

         1. GRANT OF SECURITY INTEREST. Debtor hereby grants, pledges and assigns to Cura/WorkGroup a security interest in the Assets, including all customer lists, goodwill, inventory, furnishings, fixtures, equipment, leases, accounts receivables (it being acknowledged though that Capital Temp Funds has a first priority lien on such accounts receivables) and all other forms of personal property of the Debtor in the Acquired Businesses, wherever same may be located, whether now owned or existing or hereafter arising or acquired by Debtor, together with all substitutions, replacements, additions and accessions therefore or thereto, all negotiable documents relating thereto and all cash and non-cash proceeds thereof including, but not limited to, notes, drafts, checks, instruments, insurance proceeds, indemnity proceeds, warranty and guaranty proceeds except no present or future accounts (as defined in the Uniform Commercial Code of Delaware) or proceeds of such accounts shall be subject to such security interest (all of the foregoing hereinafter referred to as the "Collateral").

         The security interest hereby granted is to secure the prompt and full payment and complete performance of all obligations of Debtor to Cura/WorkGroup under the Note, the Asset Purchase Agreement and this Security Agreement. Debtor shall not transfer possession or sell the Collateral (other than the accounts receivables purchased by the Debtor pursuant to the Asset Purchase Agreement which may only be pledged to Capital Temp Funds, Inc., the Debtor's financing company) or relocate any portion of the Collateral without Cura/WorkGroup's prior written consent unless the Collateral is transferred to a jurisdiction in which Cura/WorkGroup has filed a financing statement in respect of such Collateral.

         2. GENERAL COVENANTS. Debtor represent, warrants and covenants to and for the benefit of Cura/WorkGroup as follows:

         (a) Except for the security interest granted hereby (i) Debtor is the sole owner of the Collateral with good, valid and marketable title thereto, free from any and all liens, security interests, encumbrances, claims and other adverse interests; and (ii) no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral has been executed by Debtor, or is on file or of record in any public office, except for any prior lien of an equipment lessor as to the leased Assets (the "Prior Lien").

         (b) Debtor shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral, other than the security interest granted hereby and the Prior Lien. Debtor shall defend the right, title and interest of Cura/WorkGroup in, to and under the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein.

         (c) Subject to any limitation stated therein or in connection therewith, all information furnished by Debtor concerning the Collateral, is or shall be at the time the same is furnished, accurate, correct and complete in all material respects.

         3. ADDITIONAL ASSURANCES. Debtor shall perform, do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as Cura/WorkGroup may require to more completely vest in and assure to Cura/WorkGroup its rights hereunder and in, to or under the Collateral.

         4. PRESERVATION AND DISPOSITION OF COLLATERAL.

                  (a) Except for the security interest granted hereby and the Prior Lien, Debtor shall keep the Collateral free from any and all liens, security interests, encumbrances, claims and interests. Debtor shall advise Cura/WorkGroup promptly, in writing and in reasonable detail, (i) of any material encumbrance upon or claim asserted against or sale of any of the Collateral; (ii) of any material change in the composition of the Collateral; and (iii) of the occurrence of any other event that would have a material effect upon the aggregate value of the Collateral or upon the security interest of Cura/WorkGroup.

                  (b) Debtor shall not sell or otherwise dispose of the Collateral.

                  (c) Debtor shall not use the Collateral in violation of any statute, ordinance, regulation, rule, decree or order. Debtor shall pay and/or satisfy any charges or levies upon the Collateral or in respect to the income or profits therefrom, except that no such charge need be paid if (i) the validity thereof is being contested in good faith by appropriate proceedings; and (ii) such proceedings do not involve any danger of sale, forfeiture or loss of any Collateral or any interest therein.

                  (d) Unless Debtor pays the same within ten (10) business days after written demand for such payment by Cura/WorkGroup, Cura/WorkGroup may, at its option, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse Cura/WorkGroup upon demand for any payment made or any expense incurred (including reasonable attorneys' fees) by Cura/WorkGroup pursuant to the foregoing authorization. Should Debtor fail to pay said sum to Cura/WorkGroup upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the highest rate set forth in the Note.

         5. EXTENSIONS AND COMPROMISES. With respect to any Collateral held by Cura/WorkGroup as security for the Note, Debtor assents to all extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of the

Collateral, to the addition or release of any party primarily or secondarily liable therefor, to the acceptance of partial payments thereof and to the settlement, compromise or adjustment thereof, all in such manner and at such time or times as Cura/WorkGroup may deem advisable. Cura/WorkGroup shall have no duty as to the collection or protection of the Collateral or any income therefrom, nor as to the preservation of rights against prior parties, nor as to the preservation of any right pertaining thereto, beyond the safe custody of the Collateral in the possession of Cura/WorkGroup, provided, however, nothing contained in this paragraph 5 shall exculpate Cura/WorkGroup from any liability which would otherwise arise as a result of any action (as distinguished from an omission) constituting gross negligence or willful misconduct of Cura/WorkGroup.

         6. FINANCING STATEMENTS. At the request of Cura/WorkGroup, Debtor shall join with Cura/WorkGroup in executing one or more financing statements in form satisfactory to Cura/WorkGroup and shall pay the cost of filing the same in all public offices wherever filing is deemed by Cura/WorkGroup to be necessary or desirable. Debtor hereby agrees that a carbon, photographic or other reproduction of this Security Agreement or of a financing statement shall be sufficient as a financing statement.

         7. DEFAULT. If Debtor shall fail to make any payment of principal of or interest on the Note when due in accordance with the terms of the Note or fail to perform or observe any covenant, agreement or other obligation under the terms of the Note, the Asset Purchase Agreement or hereunder:

                  (a) Cura/WorkGroup may, pursuant to the terms of the Note, declare the unpaid balance of the Note immediately due and payable and this Security Agreement in default.

                  (b) Cura/WorkGroup shall have the rights and remedies of a secured party under this Security Agreement, under any other instrument or agreement securing the Note and under the Uniform Commercial Code, as amended, in effect under the laws of the State of Delaware, or otherwise available at law or in equity, including the right to enter upon the premises of Debtor, with or without process of law, and take immediate possession of and remove the Collateral or any part thereof and may sell, lease or otherwise dispose of all or any portion of the Collateral in any commercially reasonable manner.

         8. FURTHER ASSURANCES. At any time and from time to time, upon the written request of Cura/WorkGroup, and at the sole expense of Debtor, Debtor will promptly and duly execute, deliver and/or have recorded with appropriate agencies such further instruments and documents and take such further action as Cura/WorkGroup may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including without limitation the filing of any financing or continuation statements under the Uniform Commercial Code or other similar law in effect in any jurisdiction with respect to the security interests created hereby.

         9. MISCELLANEOUS PROVISIONS.

                  (a) All of Cura/WorkGroup's rights and remedies, whether at law or in equity and whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently. The exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                  (b) Any demand upon or notice to Debtor shall be in writing delivered in person (which delivery shall be acknowledged by written receipt), by facsimile transmission, or by depositing the same in the U.S. mails, postage prepaid, addressed to Debtor at the address set forth at the beginning of this Security Agreement. Such demand or notice shall be effective upon receipt or upon the refusal by any employee, agent or representative of Debtor to accept delivery thereof.

                  (c) Cura/WorkGroup shall not be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by Debtor unless such waiver be in writing and signed by Cura/WorkGroup. This Agreement may not be assignable by Debtor, and Cura/WorkGroup may, upon written notice to Debtor, assign all of its rights hereunder.

                  (d) This Security Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Delaware. The parties hereto agree that any action concerning, relating to or involving this Security Agreement must be venued in Delaware, and the parties hereby consent to the jurisdiction of the courts in Delaware. In any action concerning the Security Agreement or in the event Cura/WorkGroup shall employ legal counsel to protect its rights hereunder or enforce any terms hereof, Debtor shall be responsible for paying any attorneys' fees and all reasonable costs associated therewith.

                  (e) The provisions hereof shall, as the case may require, bind or inure to the benefit of the respective successors and assigns of Debtor and Cura/WorkGroup.

                  (f) Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No terms contained herein shall be amended or waived except by written agreement of both parties.

         IN WITNESS WHEREOF, Debtor and Cura/WorkGroup have signed this Security Agreement as of the date first above written.

                                          CURA STAFFING, INC.
                                          THE WORKGROUP PROFESSIONAL SERVICES,
                                          INC., D/B/A THE WORKGROUP


                                          By: /s/ ROBERT BAND
                                             -----------------------------------
                                          Name:  Robert Band
                                          Title: President


                                          STRATUS SERVICES GROUP, INC.


                                          By: /s/ JOSEPH J. RAYMOND
                                             -----------------------------------
                                          Name: Joseph J. Raymond
                                          Its:  President and CEO

EXHIBIT C

                                  BILL OF SALE

         KNOW ALL MEN BY THESE PRESENTS, that CURA STAFFING, INC. AND THE WORKGROUP PROFESSIONAL SERVICES, INC. D/B/A THE WORKGROUP, both of which are Florida corporations ("Seller"), for good and valuable consideration to Seller in hand paid (receipt of which is hereby acknowledged), does by these presents, irrevocably sell, convey, assign, transfer, and deliver unto STRATUS SERVICES GROUP, INC. (the "Buyer"), its successors and assigns, all right, title and interest in and to the assets and properties listed on SCHEDULE "A" attached hereto and by this reference made a part hereof, wherever such assets may be located and whether or not reflected on the balance sheet of Seller (the "Assets"). This Bill of Sale is made subject to the terms and conditions of that certain Asset Purchase Agreement, dated as of January 2, 2001, by and between Seller and Buyer (the "Purchase Agreement"). All terms used but not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.

         TO HAVE AND TO HOLD, unto Buyer, its successors and assigns, FOREVER.

         Seller hereby warrants, covenants and agrees with respect to the Assets that it, except as set forth in the Purchase Agreement or any schedule or exhibit thereto: (a) is hereby conveying good and indefeasible title to the Assets, free and clear of any and all mortgages, liens, pledges, charges, claims, leases, restrictions or encumbrances of any nature whatsoever, except as set forth in the Purchase Agreement or any schedule or exhibit thereto; (b) will forever warrant and defend the sale of, title to and right to possession of the Assets unto Buyer, its successors and assigns, against any and all claims and demands of any kind whatsoever; and (c) will take all steps necessary and permitted to put Buyer, its successors or assigns, in actual possession and control of the Assets. No provision in this Bill of Sale shall in any way waive, diminish or limit the express provisions set forth in the Purchase Agreement, this Bill of Sale being intended solely to effect the transfer of the Assets in accordance with the Purchase Agreement. The terms of the Purchase Agreement shall prevail in the event of a conflict between the terms hereof and the terms of the Purchase Agreement.

         Seller transfers all leased property in an "as is" condition and there are no warranties, express or implied, that are not stated herein or in the Purchase Agreement.

         Seller agrees that it shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, consents and assurances and take such other actions as Buyer reasonably may require to more effectively convey, transfer to and vest in Buyer and to put Buyer in possession of any of the Assets being sold, conveyed, assigned, transferred and delivered hereunder.

         This Bill of Sale shall be binding upon Seller and its successors and assigns, and inure to the benefit of and be enforceable by Buyer and its successors and assigns.

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be duly executed as of as of the date first above written.

                                      CURA STAFFING, INC.
                                      THE WORKGROUP PROFESSIONAL SERVICES, INC., d/b/a THE WORKGROUP


                                      By: /s/ ROBERT BAND
                                          ---------------
                                      Name: Robert Band
                                      Title: President

                                  SCHEDULE "A"

                              DESCRIPTION OF ASSETS


The Assets being sold, conveyed, assigned, transferred, and delivered by Seller to the Buyer pursuant to this Bill of Sale are as follows:


1.       LICENSES.

         Business license and all other licenses associated with the above listed trade names or otherwise generated or employed by Acquired Business.

2.       GOODWILL.

         All goodwill a part of or associated with the operation of the Acquired Business after effective date.

3.       FIXED ASSETS.

         All owned leasehold improvements and contents, including furniture, supplies, equipment and office decor, telephone listings, and telephone numbers in and for the offices located at Miami Springs as of Effective Date, including, but not limited to, the owned Assets listed on
         Schedule 1.1 to the Purchase Agreement.

4.       BOOKS, RECORDS, BUSINESS DATA.

         All books, records, correspondence, and business data located at the offices set forth in 3 above, relating solely to the Acquired Business, including, but not limited to, current and historical client lists, contracts, employee records, prospect lists, resumes and related logs, historical payroll, billing and accounts receivable data contained in Dataforce's Spectrum software related only to the Assets and accounts receivable purchased, accounts receivable invoices and supporting documentation for invoices purchased pursuant to Section 1.2(iv) of the Purchase Agreement, sales data bases, resume data bases, and training materials pertaining to the Acquired Business' operations.

5.       BOOK  OF BUSINESS; PROPOSALS.

         The entire book of business of the Acquired Business including, but not limited to, ongoing contracts, and proposals to secure new contracts, with customers and prospective customers of the Acquired Business.

6.       LEASES AND CONTRACTS ASSUMED

         See Schedule 1.1 and 2.5 of Purchase Agreement

EXHIBIT D

             ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LIABILITIES


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made and entered into as of the 2nd day of January, 2000, by and between CURA STAFFING, INC. AND THE WORKGROUP PROFESSIONAL SERVICES, INC. D/B/A THE WORKGROUP, both of which are Florida corporations ("Assignor"), and STRATUS SERVICES GROUP, INC., a Delaware corporation (the "Assignee"). All terms used but not otherwise defined herein shall have the meaning assigned to them in that certain Asset Purchase Agreement dated as of January 2, 2001, by and between Assignor and Assignee (the "Purchase Agreement").

         WHEREAS, Assignor has concurrently herewith sold, assigned, transferred, conveyed and delivered to Assignee the Assets used in connection with Assignor's operation of the Acquired Business;

         WHEREAS, Assignor desires to assign and transfer to Assignee all right, title and interest in and to the contracts listed on the attached SCHEDULE "A" to this Agreement (the "Contracts") in connection with the foregoing transaction, and Assignee desires to accept such assignment; and

         WHEREAS, as partial consideration for the sale of the Assets and the assignment of the Contracts, Assignee desires to assume certain specified liabilities, as described herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. ASSIGNMENT OF CONTRACTS. Assignor does hereby irrevocably assign, transfer, sell, deliver and set over to Assignee all right, title and interest in and to the Contracts, except as provided in the Purchase Agreement, and the Assignee hereby accepts the assignment of the Contracts. The parties hereto agree to cooperate with each other in good faith to obtain all third party consents to such Contracts (other than the leases assumed by Assignee pursuant to the Purchase Agreement), to the extent they are not received prior to the Closing Date.

         2. ASSUMPTION OF CONTRACTS. Assignee hereby assumes sole responsibility to faithfully and punctually perform, satisfy and discharge all of the duties, obligations, terms, conditions, covenants and liabilities of Assignor under the Contracts arising after the date hereof which Assignor is otherwise bound to perform, discharge or otherwise satisfy under the Contracts.

         3. ASSUMPTION OF OTHER LIABILITIES. Assignee hereby undertakes, assumes and agrees to perform, pay and discharge the Assumed Liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof. Assignee assumes no debt, liability or obligation of Assignor under the contracts that arise from or are related to the operation of the Acquired Business prior to the Effective Date. Other than as specifically provided above in this Section 3, Assignee assumes no debt, liability or obligation of Assignor, whether relating to the Acquired Business, whether actual or contingent, or whether accrued or unaccrued, including any tax obligation, except for the Assumed Liabilities.

         4. FURTHER ACTION. Assignor and Assignee agree that they shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, and assurances and take such other action as any other party may reasonably require to more effectively assign and transfer to and vest in Assignee, its successors and assigns, all right, title and interest of Assignor in and to the Contracts. Assignor will promptly remit and send to Assignee any and all payments, funds, notices, and other documents and information received by Assignor as a result of or with respect to the Contracts or the Assumed Liabilities relating to the period from and after the Closing Date.

         5. CONFLICT. No provision in this Agreement shall in any way waive, diminish or limit the express provisions set forth in the Purchase Agreement, this Agreement being intended solely to effect the transfer of the Assets in accordance with the Purchase Agreement. The terms of the Purchase Agreement shall prevail in the event of a conflict between the terms hereof and the terms of the Purchase Agreement.

         6. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of and be enforceable by their respective successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                     CURA STAFFING, INC.
                                     THE WORKGROUP PROFESSIONAL SERVICES, INC., d/b/a THE WORKGROUP


                                     By: /s/ ROBERT BAND
                                        ----------------------------------------
                                     Name: Robert Band
                                     Title: President


                                     STRATUS SERVICES GROUP, INC.


                                     By: /s/ JOSEPH J. RAYMOND
                                        ----------------------------------------
                                     Name: JOSEPH J. RAYMOND
                                     Title: PRESIDENT AND CEO

                                  SCHEDULE "A"

                           LIST OF ASSIGNED CONTRACTS


         CURA STAFFING


Licence of Dataforce staffing software (Spectrum and Starsearcher)
Software support agreement with Dataforce
Lease of copier with Wood Business Products dated 12/9/99
Equipment lease with ACI Financial dated 4/23/99
Equipment lease with ACI Financial dated 10/11/99
Lease Agreement at Eastern Financial Credit Union Building, 700 South Royal Poinciana Boulevard, Suite 600, Miami Springs, Florida


         THE WORKGROUP PROFESSIONAL SERVICES

Software license with Notes, ETC, Inc.

EXHIBIT E

                                  CROSS-RECEIPT

         This Cross-Receipt is being delivered pursuant to Section 4 of that certain Asset Purchase Agreement dated as of January 2, 2001, by and between STRATUS SERVICES GROUP, INC. ("Buyer") and CURA STAFFING, INC. AND THE WORKGROUP PROFESSIONAL SERVICES, INC. D/B/A THE WORKGROUP, both of which are Florida corporations ("Seller") (the "Purchase Agreement"). Capitalized terms used herein but not defined shall have the meaning assigned to them in the Purchase Agreement.

         Buyer hereby acknowledge receipt from Seller of: (a) the Assets in satisfaction of Seller's obligation under Section 1.1(a) of the Purchase Agreement to sell, assign, transfer, and deliver such Assets to Buyer; and (b) all documents required to be delivered at Closing by Seller to Buyer pursuant to
Section 4.1 of the Purchase Agreement. Notwithstanding this Cross-Receipt, however, Buyer retains its right under (i) the Bill of Sale and the Assignment and Assumption of Contracts and Liabilities, both of which are dated as of January 2, 2001 and executed by Seller in favor of Buyer and (ii) the Purchase Agreement, to have Seller execute and deliver, or cause to be executed and delivered, any additional documents and instruments as may be reasonably necessary to consummate the transfer of the Assets as contemplated thereby.

Dated: January 2, 2001

                                          STRATUS SERVICES GROUP, INC.


                                          By:  /s/ JOSEPH J. RAYMOND
                                              ----------------------------------
                                          Name:  Joseph J. Raymond
                                          Title: President and CEO


         Seller hereby acknowledges receipt from Buyer of: (a) the Purchase Price pursuant to Section 1.2 of the Purchase Agreement and (b) all documents required to be delivered at Closing by Buyer to Seller pursuant to Section 4.2 of the Purchase Agreement.

Dated: January 2, 2001

                                         CURA STAFFING, INC.
                                         THE WORKGROUP PROFESSIONAL SERVICES,
                                         INC. d/b/a THE WORKGROUP


                                         By:  /s/ ROBERT BAND
                                             -----------------------------------
                                         Name:  Robert Band
                                         Title: President